Exhibit 99.1

News Release
Thursday, May 18, 2017

Synchrony Financial Announces Plans to Increase Quarterly Common
Stock Dividend to $0.15 Per Share and Approval of a $1.64 Billion
Share Repurchase Program

STAMFORD, Conn. - Synchrony Financial (NYSE: SYF) announced today that its Board of Directors intends to increase the quarterly cash dividend to $0.15 per share of common stock, commencing the third quarter of 2017, and has approved a share repurchase program of up to $1.64 billion through June 30, 2018. The company expects to make share repurchases from time to time subject to market conditions and other factors, including legal and regulatory restrictions and required approvals.

About Synchrony Financial

Synchrony Financial (NYSE: SYF) is one of the nation’s premier consumer financial services companies. Our roots in consumer finance trace back to 1932, and today we are the largest provider of private label credit cards in the United States based on purchase volume and receivables.* We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers to help generate growth for our partners and offer financial flexibility to our customers. Through our partners’ over 365,000 locations across the United States and Canada, and their websites and mobile applications, we offer our customers a variety of credit products to finance the purchase of goods and services. Synchrony Financial offers private label and co-branded Dual Card™ credit cards, promotional financing and installment lending, loyalty programs and FDIC-insured savings products through Synchrony Bank. More information can be found at www.synchronyfinancial.com, facebook.com/SynchronyFinancial, www.linkedin.com/company/synchrony-financial and twitter.com/SYFNews.
*Source: The Nilson Report (May 2016, Issue # 1087) - based on 2015 data.

Contacts
Investor Relations:                        Media Relations:
Greg Ketron            Jennifer Church            Samuel Wang
(203) 585-6291            (203) 585-6508            (203) 585-2933
InvestorRelations@syf.com                    Media.Relations@syf.com